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                                  EXHIBIT 11

                      AUTONOMOUS TECHNOLOGIES CORPORATION

               STATEMENT REGARDING COMPUTATION OF LOSS PER SHARE

                                   (NOTE 1)
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                                                                       Three Months Ended                Six Months Ended
                                                                 -----------------------------      -----------------------------
PRIMARY LOSS PER SHARE                                           June 30, 1996   June 30, 1995      June 30, 1996   June 30, 1995
                                                                 -------------   -------------      -------------   -------------
Net Loss                                                         $(1,923,320)     $(1,043,607)      $(3,277,917)     $(1,793,794)
                                                                 -------------   -------------      -------------   -------------
Weighted average common shares outstanding during the
     periods                                                       2,708,139        1,147,993         1,952,645        1,136,560

Series D convertible preferred shares issued from November
     1995 to February 1996, as if outstanding for the entire
     periods in accordance with Staff Accounting Bulletin
     No. 83                                                        1,022,850        1,022,850         1,022,850        1,022,850

Common stock warrants issued in connection with Series D
     convertible preferred shares, on the treasury stock method, as if outstanding for the entire periods in accordance with
     Staff Accounting Bulletin No. 83                                440,563          440,563           440,563          440,563

Stock options, on the treasury stock method, in accordance with
     Staff Accounting Bulletin No. 83                                586,149          586,149           586,149          586,149

Future shares issuable to CIBA, on the treasury stock method, as if outstanding for the entire periods in accordance with
     Staff Accounting Bulletin No. 83                                210,351          210,351           210,351          210,351

Common shares issued under the terms of an Executive Stock
     Agreement, on the treasury stock method, as if outstanding for the entire periods in accordance with Staff Accounting
     Bulletin No. 83                                                  17,279           17,279            17,279           17,279
                                                                 -------------   -------------      -------------   -------------

Shares used in computation                                         4,985,331        3,425,185         4,229,836        3,413,752
                                                                  ==========        ==========        =========         ========
Primary loss per share                                           $     (0.39)      $    (0.30)       $    (0.77)       $   (0.53)
                                                                 ===========       ==========        ==========        =========

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